UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 18, 2010

Aon Corporation

(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-7933 (Commission File Number)	36-3051915 (I.R.S. Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code:  (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02  Termination of a Material Definitive Agreement

In connection with its previously-announced merger transaction with Hewitt Associates, Inc., a Delaware corporation (“Hewitt”), consummated on October 1, 2010, Aon Corporation, a Delaware corporation (“Aon”), assumed certain obligations of Hewitt arising under a Note Purchase Agreement dated August 21, 2008 (the “NPA”).  The NPA was previously reported by Hewitt in a Current Report on Form 8-K filed with the Securities and Exchange Commission on August 21, 2008.

The NPA provided for the issuance and sale by Hewitt Associates L.L.C., an Illinois limited liability company and now, as a result of the merger, a wholly-owned subsidiary of Aon  (the “Company”), to the purchasers identified therein, of an aggregate principal amount of $230,000,000 of privately placed senior unsecured notes consisting of (1) $175,000,000 of 6.57% Senior F Senior Notes due August 21, 2015 (the “Series F Notes”), and (2) $55,000,000 of 6.98% Series G Senior Notes due August 21, 2018 (the “Series G Notes” and, collectively with the Series F Notes, the “Notes”).  The obligations of the Company under the Notes were guaranteed by Hewitt.  Under the NPA, the Company may, at its option, prepay at any time all or part of the Notes with a make-whole premium subject to certain conditions.

On November 18, 2010, the Company notified holders of the Notes that it intends to prepay all of the Notes on December 20, 2010.  Upon prepayment, the Notes will be canceled. The prepayment price is equal to (a) 100% of the principal amount of the Notes, plus (b) accrued interest, plus (c) the make-whole amount.  Accrued interest through (but not including) the prepayment date on the Series F Notes will be approximately $3.8 million and on the Series G Notes will be approximately $1.3 million.  As of the date of the notice, the make-whole premium on the Series F Notes was approximately $36.7 million and on the Series G Notes was approximately $15.5 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 19, 2010	Aon Corporation

	By:	/s/ Ram Padmananabhan
Ram Padmanabhan
Vice President and Chief Counsel — Corporate

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